Exhibit 4(d)

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 3, 2005, among The Dress Barn, Inc., a Connecticut corporation (the “Company”), D.B.R., Inc., a Delaware corporation (“DBR”), DBX Inc., a New York corporation (“DBX”), Maurices Incorporated, a Delaware corporation (“Maurices”) and Dress Barn Credit Management LLC, a Virginia limited liability company (“DB Credit Management”) (DBR, DBX, Maurices and DB Credit Management being sometimes referred to individually as a “New Subsidiary Guarantor” and collectively, as the “New Subsidiary Guarantors”), and The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of December 15, 2004, providing for the issuance of $115,000,000 principal amount of the Company’s 2.50% Convertible Senior Notes due 2024 (the “Notes”);

WHEREAS, Section 16.01 of the Indenture provides that under certain circumstances the Company’s subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which such subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 11.01 of the Indenture, the Trustee, the Company and the existing Subsidiary Guarantors, if any, are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the New Subsidiary Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.          DEFINED TERMS. Defined terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.          AGREEMENT TO GUARANTEE. Each of the New Subsidiary Guarantors hereby agrees, jointly and severally with all other Subsidiary Guarantors (if any), to provide an unconditional guarantee on the terms and subject to the conditions set forth in Article 16 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

3.          NO RECOURSE AGAINST OTHERS. No past, present or future director, manager, officer, employee, incorporator, stockholder or member of the Company, any parent entity of the Company or any Subsidiary, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, this Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4.          NOTICES. All notices or other communications to each of the New Subsidiary Guarantors shall be given as provided in Section 17.03 of the Indenture.

5.          RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.          GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7.          COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts, but such counterparts together shall constitute but one and the same instrument.

8.          EFFECT OF HEADINGS. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

9.          TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

THE DRESS BARN, INC.

/s/	Armand Correia

Armand Correia
Senior Vice President

THE BANK OF NEW YORK

as Trustee

/s/	Beata Hryniewicka

Beata Hryniewicka
Authorized Signatory

D.B.R., INC.

/s/	Armand Correia

Armand Correia
Senior Vice President

DBX INC.

/s/	Armand Correia

Armand Correia
Senior Vice President

MAURICES INCORPORATED

/s/	Armand Correia

Armand Correia
Senior Vice President

DRESS BARN CREDIT MANAGEMENT, LLC
                 By The Dress Barn, Inc., managing member

/s/	Armand Correia

Armand Correia
Senior Vice President